FOR IMMEDIATE RELEASE

TUESDAY, JANUARY 13, 2009

Contact: Jan Hollingsworth, Managing Editor

Phone: 814-361-3860 x291

Email: jhollingsworth@eparent.com

EP Global Communications, Inc. Announces

Recapitalization Agreement

JOHNSTOWN, PA. January 13, 2009 – EP Global Communications Inc. (the Company) (OTC Bulletin Board: EPGL - News), the parent company of Exceptional Parent (EP) magazine, announced today that it entered into a recapitalization agreement with accredited investors, effective on November 14, 2008. The recapitalization agreement amends and restates the terms of the secured convertible debentures and related transaction documents.

The new notes will be due on November 14, 2011 with an interest rate of 6% per annum on the unpaid principal balance. Further, the discount on the new notes is 12% and 20%, from 40% and 60% respectively.

About the Recapitalization Agreement, CEO and President, Joseph M. Valenzano, Jr. commented, “the investors continue their belief in the long term prospects for EPGL and this extension of maturities on existing debt is a reaffirmation of that.”

About EP Global Communications, Inc.

EP Global Communications, parent company of Exceptional Parent (EP) magazine is a 38-year-old, award-winning publishing and communications company which provides practical advice and emotional support to families and professionals caring for the needs of children and adults with disabilities.

Safe Harbor Statement

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Endnotes

  Main Office:  416 Main Street

Johnstown, PA 15901

Ph 800-372-7368

Fx 814-361-3861

www.EParent.com

www.EPBookstore.com